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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Scottish Annuity & Life Holdings, Ltd. (the Company) for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002, with respect to the consolidated financial statements of the Company, and our report dated February 26, 2002, with respect to the consolidated financial statements of World-Wide Holdings Limited, included in the Registration Statement (Form S-3 No. 333-83696) and related Prospectus of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
April 3, 2002